EXHIBIT NUMBER 99.1

INTERTRUST

ED FISH RESIGNS HIS POST AS EVP & PRESIDENT, METATRUST UTILITY

Santa Clara, Calif., April 29, 2002 — David Lockwood, Chief Executive Officer of InterTrust Technologies Corporation (NASDAQ: ITRU), the leading inventor of digital rights management (DRM) and trusted computing technology, announced that Ed Fish, EVP & President, MetaTrust Utility, will resign effective May 3rd. Fish also relinquishes his duties as a Company director. Fish has served the company in various senior capacities since late 1995, most recently in charge of intellectual property and patent litigation.

“Ed’s dedication and substantial contributions to our business and IP have laid a strong foundation for the Company,” said David Lockwood. “He saw very early on the need for rights management technology in our increasingly connected world and was instrumental in developing the company’s IP assets and business model.”

“I’m excited about this new opportunity,” said Fish “but leave a talented group of people. I strongly believe that rights management technologies are fundamental to a wide variety of undertakings – from the world of entertainment to the enterprise.”

Fish’s responsibilities will be split among several InterTrust senior executives and he will assist in the transition of those at InterTrust. “We’re fortunate to have the management depth,” continued Lockwood “that provides continuity in licensing efforts around our intellectual property and ongoing patent litigation.”

About InterTrust Technologies

Over the past twelve years, InterTrust has invented and defined key elements of trusted computing technologies, particularly in the areas of Digital Rights Management, distributed security, and e-commerce automation. InterTrust’s licensees include leading content, service, and technology providers. The Company’s pioneering role in trusted computing is underscored by 23 U.S. patents and nearly 90 additional patents pending worldwide.

Media Contacts
ITRU – General	Ruth Lindley	408.855.6840	rlindley@intertrust.com
ITRU – IR	John Amster	408.855.0309	jamster@intertrust.com
ITRU – Financial	Greg Wood	408.855.0485	gwood@intertrust.com
Thomson Financial	Kristyn Hutzell	415.617.2543	Kristyn.Hutzell@tfn.com
Ketchum PR	Kate Paxton	202.835.8832	Kate.Paxton@ketchum.com

The statements contained in this release that are not purely historical are forward-looking statements within the meaning of Section 21E of the Securities and Exchange Act of 1934, including statements regarding InterTrust’s expectations, beliefs, hopes, intentions or strategies regarding the future. All forward-looking statements included in this document are based upon information available to InterTrust as of the date hereof, and InterTrust assumes no obligation to update any such forward-looking statement. Actual results could differ materially from current expectations. Factors that could cause or contribute to such differences include, but are not limited to, the factors and risks discussed in InterTrust’s reports filed from time to time with the Securities and Exchange Commission.

Copyright © 2002 InterTrust Technologies Corporation. All rights reserved. InterTrust, the InterTrust logo, MetaTrust Utility are registered trademarks of InterTrust Technologies Corporation, all of which may or may not be used in certain jurisdictions. All other brand or product names are trademarks or registered trademarks of their respective companies or organizations.